EXHIBIT 10.13

                              EMPLOYMENT AGREEMENT


                                 DAVID J. GUSTIN

                                     PARTIES

            This Employment Agreement (this "Agreement") effective as of February 10, 1999, (the "Effective Date") is entered into by and between Weider Nutrition Group, Inc., a Utah corporation with offices at 2002 South 5070 West, Salt Lake City, Utah 84104-4836 (the "Company") and David J. Gustin residing at 9 Chester, Irvine, CA 92612 ("Executive").


                               TERMS OF AGREEMENT

            In consideration of the mutual covenants in this Agreement, the parties agree as follows:

            1. DEFINITIONS. For purposes of this Agreement, the terms listed below shall be defined as indicated.

                  AFFILIATE: A domestic or foreign business entity controlled by, controlling, under common control with, or in joint venture with, the applicable person or entity.

                  ANNUAL BONUS:  See Sectionn 3.2.

                  BASE SALARY: The salary described in Section 3.1 for a 12 month period.

                  BOARD:  The Board of Directors of the Company.

                  CHANGE IN CONTROL: The occurrence of both (a) and (b) below.

                  (a) CHANGE IN THE BOARD. There is a change in the composition of the Board over a period of twelve consecutive months (or less) such that a majority of the Board members (rounded up to the nearest whole number) ceases to be comprised of individuals who either (i) have been Board members continuously since the beginning of such period or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board; and

                  (b)   One of:

                         (i)  SALE OF ASSETS.  The sale of all or
      substantially all of the assets and business of the Company in substantially a single transaction;

                        (ii) MERGER. The merger or consolidation of the Company with and into another corporation if, following such merger or consolidation, persons who were not direct or indirect shareholders of the Company immediately prior to such event (other than persons in which such original shareholders themselves have an interest) ("New Shareholders"), will collectively own stock in the surviving corporation representing both (A) more than 30% of the surviving corporation's total equity value and (B) more than that percentage of the surviving corporation's total equity value owned by the Weider Group, PROVIDED, HOWEVER, that such merger or consolidation shall not be covered by this paragraph (ii) if the Weider Group owns 30% or more of the surviving corporation's total equity value and no New Shareholders who constitute a "group" within the meaning of
      Section 13(d)(3) of the Securities Exchange Act of 1934 own more than that percentage of the surviving corporation's total equity value owned by the Weider Group; or

                        (iii) SALE OF STOCK. Acquisition of 50% or more of the fair market value of the outstanding capital stock of the Company by one or more other persons if, following such acquisition, persons who were not direct or indirect shareholders of the Company immediately prior to such event (other than persons in which such original shareholders themselves have an interest), will collectively own stock of the Company representing more than 50% of the Company's total equity value.

                  COMPETITION DATE:   See Section 7.4.

                  CONFIDENTIAL INFORMATION: All secret proprietary information of the Company and its Affiliates, not otherwise publicly disclosed, whether or not discovered or developed by Executive, known by Executive as a consequence of Executive's employment with the Company at any time as an employee or agent. Without limiting the generality of the foregoing, such proprietary information shall include (a) customer lists; (b) acquisition, expansion, marketing, financial and other business information and plans; (c) research and development; (d) computer programs; (e) sources of supply; (f) identity of specialized consultants and contractors and confidential information developed by them for the Company and its Affiliates; (g) purchasing, operating and other cost data; (h) special customer needs, cost and pricing data; (i) manufacturing methods; (j) quality control information; (k) inventory techniques; (l) employee information; any of which information is not generally known in the industries in which the Company and its Affiliates are conducting business or shall at any time during Executive's employment conduct business including (without limitation) the Nutraceutical Industry. Confidential Information also includes the overall business, financial, expansion and acquisition plans of the Company and its Affiliates, and includes information contained in manuals, memoranda, projections, minutes, plans, drawings, designs, formula books, specifications, computer programs and records, whether or not legended or otherwise identified by the Company and its Affiliates as Confidential Information, as well as information which is the subject of meetings and discussions and not so recorded. Notwithstanding the foregoing, Confidential Information shall not include (i) information, from a source other than the Company, which is in Executive's possession on the date hereof or subsequently becomes available to Executive so long as such information was lawfully obtained and is not, to the knowledge of Executive, subject to another confidentiality agreement or obligation of secrecy to the Company or another person, or (ii) information which becomes generally available to the public other than directly or indirectly as a result of disclosure by Executive.

                  CLOSING PRICE: The closing price, as reported in the Wall Street Journal, of a share of Common Stock (or any successor Company's equivalent shares) on the principal exchange on which such shares are traded (currently the New York Stock Exchange), subject to equitable adjustment for stock splits, recapitalizations or similar transactions including stock received or exchanged on any merger, consolidation or similar event.

                  COMMON STOCK: Class A common stock of Company.

                  DEVELOPMENTS: Those discoveries, inventions, improvements, advances, methods, practices and techniques, concepts and ideas, whether or not patentable, relating to or arising out of Executive's employment activities with the Company and/or the Products.

                  EFFECTIVE DATE:  See preamble.

                  EMPLOYMENT PERIOD: The period from March 1, 1999 through the Expiration Date, except as terminated earlier or extended as provided in this Agreement.

                  EXPIRATION DATE:  May 31, 2002.

                  INVENTIONS: Those discoveries, developments, concepts and ideas, whether or not patentable, relating to the present, future and prospective activities and Products and Services of the Company and its Affiliates, which such activities and Products and Services are known to Executive by virtue of Executive's employment with the Company and its Affiliates.

                  OPTION PLAN: The Company's 1997 Equity Plan.

                  OPTIONS:  See Section 3.3.

                  NUTRACEUTICAL INDUSTRY: The manufacture and sale of nutritional products whether in the form of drinks, bars, herbs, minerals, supplements, powders, vitamins or pills or otherwise but not the food and beverage industry generally.

                  PRODUCTS AND SERVICES: All products or services sold, rented, leased, rendered or otherwise made available to its customers by the Company and its Affiliates, or otherwise the subject of the business of the Company and its Affiliates.

                  WEIDER GROUP:   Weider Health and Fitness (or its
successor) and its Affiliates.

            2. EMPLOYMENT. Subject to the terms and conditions of this Agreement, Executive hereby accepts employment as the Chief Executive Officer of the Company reporting to the Board and agrees to perform to the best of Executive's ability, experience and talent those acts and duties and to furnish those services to the Company and its Affiliates in connection with and related to such position as the Board shall from time to time direct, provided such acts and directives are consistent with the duties of a chief executive officer. Executive shall use Executive's best and most diligent efforts to promote the interests of the Company and its Affiliates. Executive shall devote his full business time to his duties to the Company, except that he shall be permitted to engage in the activities ("Permitted Activities") set forth on Exhibit A with respect to the entities there described. In the event of any conflict between his duties to the Company and the Permitted Activities, his duties to the Company shall prevail. Executive shall be provided with secretarial services, an office and similar support services and facilitates as appropriate to Executive's position and responsibilities. The Board shall also nominate Executive for a seat on the Board

            During the first six months of the Employment Period, Executive's principal place of employment shall be located at the Company's principal place of business or principal executive office within the Salt Lake City, Utah metropolitan area. Thereafter, at the Executive's request, the Company shall re-locate the Company's principal executive office to the Orange County, California metropolitan area and for the balance of the Employment Period following any such relocation Executive's principal business office shall continue to be in the Orange County, California metropolitan area.

            3.    Compensation and Benefits; Disability.

                  3.1. SALARY. During the Employment Period, the Company shall pay Executive a Base Salary at an annual rate of $400,000, payable in equal installments pursuant to the Company's customary payroll policies in force at the time of payment (but in no event less frequently than monthly), less required payroll deductions. Executive's Base Salary shall be subject to review and increase in the sole discretion of the Compensation Committee of the Board.
                  3.2. ANNUAL BONUS. In addition to Executive's Base Salary, during the Employment Period Executive shall be eligible to participate in a Bonus Plan established by the Board or the Board's Compensation Committee for senior executives. The Bonus Plan will correspond to the Company's fiscal year and payments under the Bonus Plan shall be paid to Executive within 120 days after the end of the Company's fiscal year. Executive's target bonus under the Bonus Plan shall be not less than 150% of his Base Salary actually paid for the applicable period. For the periods ending on the last days of the Company's fiscal years ending in 1999 and 2000, Executive's actual Annual Bonus shall not be less than 100% of his Base Salary actually paid in such fiscal years, respectively. If, for any future Company fiscal year, the Company achieves the targets of its financial plan approved by the Board, Executive's Annual Bonus shall not be less than 100% of his Base Salary actually paid for such fiscal year. Subject to the foregoing, 80% of the amount of Executive's Annual Bonus under the Bonus Plan shall be determined on the basis of reasonable quantitative factors and 20% of the amount of Executive's Annual Bonus under the Bonus Plan shall be determined on the basis of reasonable qualitative factors.

                  3.3. STOCK OPTIONS. As of the Effective Date Executive shall be granted options to purchase shares of Common Stock (the "Options") subject to the following conditions:

                        (a) (i) 500,000 Options shall become exercisable in equal installments on the first three anniversaries of the date of grant and all shall become exercisable upon a Change in Control;

                              (ii) 250,000 Options shall become exercisable in equal installments on the first three anniversaries of the date of grant, and all shall become exercisable upon the happening of any Change in Control which is consummated on or after the first anniversary of the date of grant.

                        (b) The Options shall be exercisable at the Closing Price on the Effective Date.

                        (c) The Options shall be subject to the terms and conditions of the Option Plan and the Company's form of Option Agreement pursuant thereto.

                  3.4. STUB PERIOD COMPENSATION. As of the March 1, 1999 the Company shall pay the Executive the amount of $20,000 as compensation for the stub period from the Effective Date through February 28, 1999.

                  3.5.  FRINGE BENEFITS. Executive shall be entitled to

                  (a) An automobile allowance in the amount of $15,000 per year; and

                  (b) Reimbursement of up to $3,000 of the fees incurred by Executive for financial counseling in each 12 month period commencing on the beginning of the Employment Period and each anniversary date thereof.

                  3.6. OTHER BENEFITS. Executive shall be entitled, during the Employment Period, to participate, in any life insurance (with coverage at not less than two times his Base Salary), disability insurance (covering Executive for the after-tax equivalent of 100% of his Base Salary after a waiting period of no more than six months with such benefit to continue until the earlier of the cessation of Executive's disability or attainment of age 65, health insurance or hospital plans or other fringe benefits or benefit plans presently in effect and hereafter maintained by the Company for executives generally.

                  3.7. VACATION. Executive shall be entitled to such amount of vacation time as is the current Company policy for senior executives, but in no event less than four weeks per year.

                  3.8. EXPENSES. Pursuant to the Company's customary policies in force at the time of payment, Executive shall be promptly reimbursed, against presentation of vouchers or receipts therefor, for all authorized expenses properly incurred by Executive on the Company's behalf in the performance of Executive's duties hereunder.

                  3.9. DISALLOWANCES. Any payments made to Executive such as interest or entertainment expenses incurred by Executive, which shall be disallowed in whole or in part as a deductible expense by the Internal Revenue Service, shall be reimbursed by Executive to the Company to the full extent of such disallowance. In lieu of payment by Executive, subject to the determination of the Board, proportionate amounts may be withheld from Executive's future compensation payments until the amount owed to the Company has been recovered.

            4.    EMPLOYMENT PERIOD.

                  4.1. TERMINATION OF EMPLOYMENT PERIOD. The Employment Period shall continue through the Expiration Date unless terminated prior to such date by the earliest of (a) Executive's discharge for cause pursuant to Section 5.1,
(b) Executive's discharge without cause pursuant to Section 5.3, (c) Executive's death, (d) Executive's termination because of disability, pursuant to Section 5.4(b) or (e) termination of this Agreement by Executive pursuant to Section
5.2. In all events, the post employment provisions of Section 7 shall survive termination of the Employment Period.

            5.    TERMINATION OF EMPLOYMENT.

                  5.1. BY COMPANY FOR CAUSE. The Company may discharge Executive and terminate this Agreement for cause. As used in this Section, "cause" shall mean any one or more than one of the following:

                        (a) Gross or willful misconduct of Executive during (i) the Employment Period or (ii) any prior period of employment of Executive in an executive capacity by any person or entity if not disclosed to the Company prior to the execution hereof; (b) Executive's conviction of a fraud or felony during the Employment Period; (c) Failure to follow substantive written directions or resolutions of the Board; (d) drug or alcohol abuse; or
                        (e) any material breach of any of the terms of this Agreement which is not corrected after notice and a reasonable cure period not to exceed 15 days.

Upon discharge of Executive for cause, the Company shall be relieved and discharged of all obligations to make payments to Executive which would otherwise be due under this Agreement, except as to Base Salary earned for actual services rendered prior to the date of discharge.

                  5.2. BY EXECUTIVE. Executive may terminate this Agreement for cause. As used in this Section 5.2, "cause" shall mean the Company's material breach of any of the terms of this Agreement. It shall also constitute "cause" hereunder if a business entity not affiliated with the Weider Group acquires 50% or more of the fair market value of the outstanding capital stock of the Company and Executive does not become the chief executive officer of the principal operating business of such entity.

                  5.3. BY COMPANY WITHOUT CAUSE. The Company may, on 30 days written notice to Executive, terminate this Agreement without cause at any time during the Employment Period.

                  5.4.  TERMINATION ON EXECUTIVE'S DEATH OR DISABILITY.

                  (a) This Agreement and the Employment Period shall terminate, and the Company shall be relieved and discharged of all obligations to make further payment to Executive after the date of the death of Executive, except as described in subsection (c).

                  (b) If, during the Employment Period, Executive shall become ill, disabled, or otherwise incapacitated so as to be unable regularly to perform Executive's usual duties for a period in excess of 180 total days during any consecutive 12 months, then the Company shall have the right to terminate this Agreement on 10 days' notice to Executive.

                  (c) In case of terminations of employment described in subsections (a) and (b), the Company shall pay to Executive, or his estate, all salary earned for actual services rendered prior to the date of termination and, in addition, a pro-rated bonus at the level of 100% of his Base Salary (calculated as the product of his then rate of Annual Base Salary and the fraction of the fiscal year elapsed through the date of termination of Executive's employment).

            6.    PAYMENTS ON CERTAIN TERMINATIONS.

                  6.1.  SEVERANCE PAYMENTS.     Upon a termination of
Executive's employment pursuant to Sections 5.2 or 5.3,

                  (a) the Company shall make payments to Executive, as liquidated damages in lieu of all other claims, of an amount equal to the sum of
(i) Executive's Base Salary and (ii) the greater of Executive's Annual Bonus for the prior year or Executive's Base Salary. Such amount shall be paid in 12 equal monthly installments. The Company shall have no obligation to make such payments in the event of a breach by Executive of Executive's covenants in Section 7, and

                  (b) (i) all Options that would have become exercisable on the next following anniversary of the date of grant shall thereupon become exercisable and,

                        (ii) all otherwise exercisable Options shall remain exercisable until at least the 90th day following such termination of employment.

                  6.2. TREATMENT OF STOCK OPTIONS UPON DEATH OR DISABILITY. Upon a termination of Executive's employment pursuant to Sections 5.4(a) or (b), all Options that would have become exercisable on the next following anniversary of the date of grant shall thereupon become exercisable.

            7.    INVENTIONS, CONFIDENTIAL INFORMATION AND RELATED MATTERS.

                  7.1. ASSIGNMENT OF INVENTIONS. All Inventions which are at any time made by Executive, acting alone or in conjunction with others, including those made (a) during

Executive's employment under this Agreement, or (b) any extensions or modifications hereof, or (c) if based on or related to any Confidential Information, made by Executive within one year after the termination of such employment or retention, whichever shall occur later, shall be the property of the Company and its Affiliates. Executive agrees that Executive shall, at the cost and expense of the Company and its Affiliates, execute formal application for U.S. and other patents, and also do all other acts and things (including, among others, the execution and delivery of instruments of further assurance or confirmation) deemed by the Company and its Affiliates to be necessary or desirable at any time to perfect the full assignment to the Company and its Affiliates of Executive's right and title (if any) to such Inventions.

                  7.2. RESTRICTIONS ON USE AND DISCLOSURE. Except as required by Executive's duties hereunder, Executive shall never, directly or indirectly, use, publish, disseminate or otherwise disclose any Confidential Information or Inventions without the prior written consent of the Board. Nothing in this Section shall prevent disclosure of information which has been completely disclosed in a published patent or other integrated publication of general circulation, nor shall this Section govern the right to use Inventions for which a patent may have issued.

                  7.3. RETURN OF DOCUMENTS AND MATERIALS. Upon termination of Executive's employment, Executive shall forthwith deliver to the Company all Confidential Information and Inventions embodied in any form, including all copies, then in Executive's possession or control, whether prepared by Executive or others, as well as all other Company property in Executive's possession or control.

                  7.4. COMPETITIVE ACTIVITIES. From the date hereof and (a) during the term of this Agreement and (b) thereafter until the "Competition Date" which shall be

                        (i) in the case of terminations of Executive's employment pursuant to Sections 5.2 or 5.3, the six month anniversary of the date of such termination, or

                        (ii) in the case of any other termination of Executive's employment, the twelve month anniversary of the date of such termination,

Executive shall not, directly or indirectly, within the territorial United States, become an employee or consultant or otherwise render services to, lend funds to, serve on the board of, invest in (other than as a 1% or less shareholder of a publicly-traded corporation) or guarantee the debts of, any of:
TwinLabs, Rexall Sundown, Leiner Health Products, Perrigo, Nature's Bounty, General Nutrition Corporation, the Solgar division of American Home Products, NuSkin, Balance Bar and Warner Lambert-Quanterra, or any newly created, successor or acquired businesses of same which competes with the Company in the Nutraceutical Industry or any business newly created by Executive following termination of employment which competes with the Company in the Nutraceutical Industry. The Board may in its sole discretion give Executive written approval to engage in such activities or render such services after termination of this Agreement if Executive and such prospective firm or business organization gives the Company written assurances, satisfactory to the Board in its sole discretion, that the integrity of the Confidential Information, the Inventions and the good will of the Company and its majority owned Affiliates will not be jeopardized by such employment. Executive shall, for a period of 12 months after the Competition Date notify the Company of any change in address and identify each subsequent employment or business activity in which Executive shall engage during such 12 months, stating the name and address of the employer or business organization and the nature of Executive's position.

                  7.5. SOLICITATION OF EXECUTIVES. From the date hereof until 24 months after the termination of Executive's employment with the Company, Executive shall not, without the prior written approval of the Board of the Company, directly or indirectly, solicit, raid, entice or induce any person who presently is or at any time during the term hereof shall be an employee of the Company or its majority owned Affiliates and who was or is eligible for a grant under the Option Plan or any successor plan, to become employed by any other person, firm or corporation in any business in competition with the Company.

            8. NO OTHER CONTRACTS. Executive represents and warrants that neither the execution and delivery of this Agreement by Executive nor the performance by Executive of Executive's obligations hereunder, shall constitute a default under or a breach of the terms of any other agreement, indenture or contract to which Executive is a party or by which Executive is bound, nor shall the execution and delivery of this Agreement by Executive or the performance of Executive's duties and obligations hereunder give rise to any claim or charge against either Executive or the Company based upon any other contract, indenture or agreement to which Executive is a party or by which Executive is bound.

            9. NOTICES. Any notices or communication given by any party hereto to the other party shall be in writing and personally delivered or mailed by registered or certified mail, return receipt requested, postage prepaid. Notices shall be addressed to the parties at the addresses set forth above. Mailed notices shall be deemed given when received. Any person entitled to receive notice may designate in writing, by notice to the others, such other address to which notices to such party shall thereafter be sent.

            10.   MISCELLANEOUS.

                  10.1. ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties in respect of its subject matter and supersedes all prior oral and written agreements and understandings between the parties with respect to such subject matter.

                  10.2. AMENDMENT; WAIVER. This Agreement may not be amended, supplemented, canceled or discharged, except by written instrument executed by the party affected thereby. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any preceding or succeeding breach of this Agreement.

                  10.3. BINDING EFFECT; ASSIGNMENT. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor or successors of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company's business and properties; Executive's rights or obligations under this Agreement may not be assigned by Executive. The Company acknowledges that the provisions of the last paragraph of Section 2 were a material inducement to Executive in entering into this Agreement.

                  10.4. HEADINGS. The headings contained in this Agreement (except those in Section 1) are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

                  10.5. GOVERNING LAW; INTERPRETATION. This Agreement shall be construed in accordance with and governed for all purposes by the laws and public policy of the State of Utah applicable to contracts executed and to be wholly performed within such State. Service of process in any dispute shall be effective (a) upon the Company, if served on any senior officer of the Company;
(b) upon Executive, if served at Executive's residence last known to the Company. Executive acknowledges that breach of Sections 7.1 through 7.5 would entail irreparable injury and that, in addition to the Company's other express and implied remedies, the Company shall be entitled to injunctive and other equitable relief to prevent any actual, intended or likely such breach.

                  10.6. FURTHER ASSURANCES. Each party agrees at any time, and from time-to-time, to execute, acknowledge, deliver and perform, and/or cause to be executed, acknowledged, delivered and performed, all such further acts, deeds assignments, transfers, conveyances, powers of attorney and/or assurances as may be necessary, and/or proper to carry out the provisions and/or intent of this Agreement.

                  10.7. GENDER; SINGULAR/PLURAL. In this Agreement, the use of one gender (e.g., "he", "she" and "it") shall mean each other gender; and the singular shall mean the plural, and vice versa, all as the context may require.

                  10.8. SEVERABILITY. The parties acknowledge that the terms of this Agreement are fair and reasonable at the date signed by them. However, in light of the possibility of a change of conditions or differing interpretations by a court of what is fair and reasonable, the parties stipulate as follows: if any one or more of the terms, provisions, covenants and restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated; further, if any one or more of the provisions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed, by limiting or reducing it, so as to be enforceable to the extent compatible with then applicable law.

                  10.9. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

                  10.10. INDEMNIFICATION. The Company indemnifies Executive to the full extent available under the Company's Articles of Incorporation and Bylaws.

                  10.11. ATTORNEY'S FEES. The Company shall reimburse the Executive for up to $7,500 in attorney's fees incurred in connection with this Agreement.

                  10.12. ARBITRATION. Except as described below, any dispute or controversy arising under or related to this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators. The venue of the arbitration shall be a location in Orange County, California, selected by the panel. The arbitration shall be conducted in accordance with the rules, but not under the auspices of, JAMS/Endispute. Each of Executive and the Company shall select one arbitrator and such arbitrators shall agree among themselves on a third arbitrator who shall be the chair of the panel. Depositions and other discovery shall be permitted in the 90 days prior to hearing as scheduled by the panel. Judgment may be entered on the panel's award in any court having jurisdiction. The fees and expense of the arbitrator selected by each party shall be borne by that party and the expenses of the third arbitrator and other administrative expenses of the arbitration (not including fees and expenses of attorneys and experts) shall be borne equally by the parties. Notwithstanding the foregoing, the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Sections 7.1 -
7.5 and the Executive hereby consents that such restraining order or injunction may be granted without the necessity of the Company posting any bond.

                                    EXECUTION

            The parties, intending to be legally bound, executed this Agreement as of the date first above written, whereupon it became effective in accordance with its terms.

Attest:

                                     By:______________________________________
-------------------------------------
Witness
-------------------------------------   --------------------------------------